EXHIBIT 2.5

LOAN AGREEMENT

This Agreement dated as of August 26, 2008, is between Bank of America, N.A. (the “Bank”) and UNILENS CORP. USA (the “Borrower”), a Delaware corporation.

The Borrower’s obligation to repay any line of credit, loan and/or credit facility described in this Agreement is contained in that certain Promissory Note (as amended, extended or renewed from time to time, the “Note”), of even date herewith, executed by the Borrower in favor of the Bank in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), and any additional promissory notes now or hereafter executed and delivered by the Borrower to the Bank and any renewals, modifications, amendments and extensions thereof, which is/are expressly NOT incorporated herein pursuant to Section 201.08(6), Florida Statues and Rules 12B-4.052(6)(b) and (12)(g), Florida Administrative Code.

1.	LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Line of Credit”) is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Line of Credit Commitment”).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Line of Credit Commitment. If, at any time, the outstanding principal balance of the Line of Credit exceeds the Line of Credit Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period.

The Line of Credit is available between the date of this Agreement and November 1, 2009, or such earlier date as the availability may terminate as provided in this Agreement (the “Line of Credit Expiration Date”).

1.3	Interest Rate and Repayment.

The Line of Credit shall bear interest at the rate set forth in the Note and shall be payable as set forth in the Note.

2.	FEES AND EXPENSES

2.1	Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of Four Thousand Two Hundred Fifty and 00/100 Dollars ($4,250.00). This fee is due on the date of this Agreement.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(d)	Fee for Late Financial Statements. The Borrower agrees to pay a late fee, in an amount reasonably determined by the Bank, if any of the financial information required by this Agreement is not provided to the Bank within the time limits provided in this Agreement. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.3	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

3.	COLLATERAL

3.1	Personal Property.

The Line of Credit shall be secured by that certain Security Agreement (as amended or restated from time to time, the “Security Agreement”), of even date herewith, executed by the Borrower in favor of the Bank, encumbering the Borrower’s assets more particularly described therein.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

4.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from account number , owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3	Direct Debit.

(a)	The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number owned by the Borrower, or such other of the Borrower’s accounts

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

4.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1	Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents.

If required by the Bank, a copy of the Borrower’s organizational documents.

5.3	Security Agreement.

Signed original Security Agreements covering the personal property collateral required by the Bank.

5.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

5.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

5.6	Repayment of Other Credit Agreement.

Evidence that the existing line of credit facility with RBC Bank has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

5.7	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.8	Landlord Agreement.

For any personal property collateral located at any property not owned by the Borrower, an agreement for the removal of the collateral, signed by the owner of the real property and the holder of any mortgage or deed of trust on the real property.

5.9	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.9	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.12	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement or the Note.

6.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.14	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)	There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)	No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“PBGC” means the Pension Benefit Guaranty Corporation.

(v)	“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.15	Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1	Use of Proceeds.

To use the proceeds of the Line of Credit only for working capital purposes.

7.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within one hundred fifty (150) days of the Borrower’s fiscal year end, the annual financial statements of the Borrower, audited (with an opinion satisfactory to the Bank), by independent certified public accountants, of recognized standing, acceptable to the Bank.

(b)	Within sixty (60) days after the end of each quarter of the Borrower’s fiscal year, financial statements of the Borrower, reviewed (with an opinion satisfactory to the Bank), by independent certified public accountants, of recognized standing, acceptable to the Bank.

(c)	Within one hundred fifty (150) days after the end of each fiscal year of the Borrower, an accounts receivable aging schedule and an accounts payable aging schedule for the Borrower certified by the Borrower’s chief financial officer (which accounts receivable aging schedule shall also reconcile the receivables agings to the Borrower’s financial statements and general ledger).

(d)	With each delivery required under subparagraphs (a) and (b) above, a compliance certificate in form satisfactory to the Bank executed by the chief financial officer or other senior financial officer of the Borrower demonstrating compliance with the Loan Documents.

(e)	Promptly upon the occurrence of any Default or Event of Default or any other event that may have a Material Adverse Effect or that may result in any material liability (including, without limitation, any contingent liability), a notice thereof specifying the nature thereof.

(f)	Such other material information as the Bank may from time to time reasonably request.

(g)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

7.3	Quick Ratio.

To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 1.0 to 1. For the purposes hereof, “quick assets” means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

7.4	Debt Service Coverage Ratio.

To maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.25:1.0.

“Debt Service Coverage Ratio” means the ratio of Cash Flow to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations, plus interest expense on all obligations.

“Cash Flow” is defined as (a) net income, after cash income taxes paid, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, and amortization, (d) plus interest expense on all obligations, and (e) minus dividends (subject to the provisions below), withdrawals, and other distributions. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period. Notwithstanding the foregoing, in the event that no principal is outstanding as of the date of the most recent financial statements of the Borrower used to calculate the Borrower’s Debt Service Coverage Ratio, any Special Dividend (as defined herein) paid by the Borrower during such calculation period, shall be excluded form the calculation of the Borrower’s Debt Service Coverage Ratio. For the purposes hereof, a “Special Dividend” shall mean any unscheduled dividend declared by the Borrower’s Board of Directors, provided that such “Special Dividend” shall not cause any default or event of default hereunder.

7.5	Termination, Sale or Assignment of Royalty Agreement.

To keep in full force and effect that certain Royalty Agreement, between the Borrower and Bausch and Lomb, dated October 26, 2001 (together with any replacement agreement given in renewal, modification or substitution thereof, the “Royalty Agreement”), and not to transfer any of the intellectual property that is the basis for such Royalty Agreement, without the Bank’s prior, written consent, which consent may be withheld in the Bank’s discretion. In the event that the Borrower wishes to terminate the Royalty Agreement or transfer the intellectual property that is the basis therefore, the Borrower shall pay all amounts then outstanding under the Line of Credit prior to any such termination or transfer, and any further advances under the Line of Credit shall be made by in the Bank’s sole discretion.

7.6	Bank as Principal Depository.

To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, treasury services, and operating and administrative deposit accounts.

7.7	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower’s most recent financial statement.

(e)	Unsecured indebtedness in an amount not to exceed an aggregate of $250,000.00 during the term of the Line of Credit.

7.8	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on the personal property of the Borrower encumbered by the Security Agreement, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Purchase money liens, in the ordinary course of business, in an amount not to exceed an aggregate of $250,000.00 during the term of the Line of Credit.

7.9	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.10	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

7.11	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.12	Change of Management.

The Borrower will use its reasonable efforts to cause its current senior management to remain engaged in the active management of the Borrower and to perform duties substantially similar to those currently performed by such persons. In the event of the retirement, termination or death of any such person, such person shall be replaced by a person having similar business experience and expertise.

7.13	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

7.14	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit over Two Hundred fifty Thousand and 00/100 Dollars ($250,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate.

For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.15	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.16	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.17	ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.18	ERISA Plans - Notices.

With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.19	Books and Records.

To maintain adequate books and records.

7.20	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time, after giving reasonable notice to the Borrower. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.21	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.22	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.	HAZARDOUS SUBSTANCES

8.1	Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2	Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

8.3	Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4	Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the

Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5	Definition of Hazardous Substances.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6	Continuing Obligation.

The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement and/or the Note within five (5) days after the date due.

9.2	Other Bank Agreements.

Any default occurs under any other agreement the Borrower or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank. If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.]]

9.3	Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

9.4	False Information.

The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

9.5	Bankruptcy.

The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of thirty (30) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

9.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.8	Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

9.9	Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

9.10	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

9.11	Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay.

9.12	Default under Related Documents.

Any default occurs under the Note, any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.13	Borrowing Base.

If any of the credit covered by this Agreement is subject to an agreement to maintain a borrowing base, the terms of such agreement are breached and the Borrower fails to cure such breach by the expiration of any applicable cure period.

9.14	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.15	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Florida. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

10.3	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4	Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement and the Note, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7	Set-Off.

(a)

In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank by the Borrower.

10.8	One Agreement.

This Agreement, the Note and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.9	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.10	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.11	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.12	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.13	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

10.14	Limitation of Interest and Other Charges.

Notwithstanding any other provision contained in this Agreement and/or the Note, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.		Unilens Corp. USA

By	/s/ Amy Perdek	By	/s/ Michael Pecora
Typed Name	Amy Perdek		Michael Pecora
Title	Vice President		President/CEO

Address where notices to		Address where notices to
the Bank are to be sent:		the Borrower are to be sent:
9000 Southside Blvd.		10431 72nd Street North
Building 100 Jacksonville, Florida 32256		Largo, Florida 33777
Attn: Notice Desk

USA Patriot Act Notice; Affiliate Sharing Notice; Affiliate Marketing Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)	USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SECURITY AGREEMENT

THIS AGREEMENT is made as of August 26, 2008, by UNILENS CORP. USA (the “Borrower”), a Delaware corporation, whose address is 10431 72nd Avenue North, Largo, Florida 33777, and BANK OF AMERICA, N.A. (the “Bank”), whose address is 9000 Southside Blvd., Building 100, Jacksonville, Florida 32256.

Recitals

The Borrower and the Bank have executed a Loan Agreement (as amended or restated from time to time, the “Loan Agreement”) of even date herewith. The Borrower, pursuant to the Loan Agreement, has executed and delivered a Promissory Note (as amended, extended or renewed from time to time, the “Note”) of even date herewith in the original principal amount of $1,500,000.00 in favor of the Bank.

The Borrower has agreed to secure certain obligations in accordance with the terms hereof.

Now therefore, for good and valuable consideration, the parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined that are defined in the UCC shall have the meaning set forth therein. In addition to any other terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean all accounts as that term is defined in the UCC and all rights of the Borrower now existing and hereafter acquired to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not earned by performance, together with (i) all security interests or other security held by or granted to the Borrower to secure such rights to payment, (ii) all other rights related thereto (including rights of stoppage in transit) and (iii) all rights in any of such sold or leased goods that are returned or repossessed.

“Chattel Paper” shall mean all chattel paper as that term is defined in the UCC and any document or documents that evidence both a monetary obligation and a security interest in, or a lease or consignment of, specific goods (except, however, that when a transaction is evidenced both by a security agreement or a lease and by an Instrument or series of Instruments, the group of documents taken together constitute Chattel Paper).

“Collateral” shall mean all tangible and intangible personal property and Fixtures, wherever located, in which the Borrower now has or hereafter acquires any right, title or interest. The Collateral includes, without limitation, all of the following assets (whether now owned or existing or hereafter acquired or arising): (a) all of the Borrower’s Accounts, Chattel Paper, Contract Rights, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Receivables, Instruments, Inventory and Stock Rights; (b) all of the Borrower’s cash, bank accounts, special collateral accounts, uncertificated securities (as that term is defined in the UCC) and insurance policies; (c) all of the Borrower’s books and records (in whatever form or medium), customer lists, credit files, computer files, programs, printouts, source codes, software and other computer materials and records related to any of the foregoing; (d) all monies and property of the Borrower in the possession or under the control of the Bank or any agent or affiliate thereof; and (e) all Proceeds (including, without limitation, all proceeds as that term is defined in the UCC), insurance proceeds, unearned premiums, tax refunds, rents, profits and products thereof. The Collateral shall exclude, however, any Intellectual Property, but shall not exclude any royalty income received from the licensing or transfer of such intellectual property, except as specifically set forth herein.

“Contract Rights” shall mean any right to payment under a contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

“Deposit Accounts” shall mean all deposit accounts and all moneys, securities, instruments and other assets therein from time to time.

“Documents” shall mean all documents as that term is defined in the UCC and all documents of title and goods evidenced thereby (including, without limitation, all bills of lading, dock warrants, dock receipts, warehouse receipts and orders for the delivery of goods), together with any other document that in the regular course of business or financing is treated as adequately evidencing that the person or entity in possession of it is entitled to receive, hold and dispose of such document and the goods it covers.

“Equipment” shall mean all equipment as that term is defined in the UCC and all equipment (including, without limitation, all machinery, vehicles, tractors, trailers, office equipment, communications systems, computers, furniture, tools, molds and goods) owned, used or bought for use in the Borrower’s business whether now owned, used or bought for use or hereafter acquired, used or bought for use and wherever located, together with all accessories, accessions, attachments, parts and appurtenances thereto.

“Fixtures” shall mean all fixtures as that term is defined in the UCC and all goods that are or are to be attached to real property in such a manner that their removal would cause damage to the real property and that have therefore taken on the character of real property.

“General Intangibles” shall mean all general intangibles as that term is defined in the UCC and all payment intangibles and all intangible personal property of every kind and nature other than Accounts (including, without limitation, all Contract Rights, other rights to receive payments of money, choses in action, security interests, indemnification claims, judgments, tax refunds and tax refund claims, royalty and product rights, inventions, work in progress, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, permits, licenses, franchises, leasehold interests in real or personal property, rights to receive rentals of real or personal property or payments under letters of credit, insurance proceeds, know-how, trade secrets, other items of intellectual property and Intellectual Property, goodwill (whether or not associated with any of the foregoing), computer software and guarantee claims).

“Instruments” shall mean all negotiable instruments (as that term is defined in the UCC), certificated securities (as that term is defined in the UCC) and any replacements therefor and Stock Rights related thereto, and other writings that evidence rights to the payment of money (whether absolute or contingent) and that are not themselves security agreements or leases and are of a type that in the ordinary course of business are transferred by delivery with any necessary endorsement or assignment (including, without limitation, all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants).

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with the goodwill of the business connected with the use of, and symbolized by, the foregoing of this term, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights; (viii) copies and tangible embodiments thereof (in whatever form or medium); and (ix) any licenses relating to the foregoing.

“Inventory” shall mean all inventory as that term is defined in the UCC and all goods (as that term is defined in the UCC) other than Equipment and Fixtures (including, without limitation, goods in transit, goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work in process and materials used or consumed in the Borrower’s business, finished goods, returned or repossessed goods and goods released to the Borrower or to third parties under trust receipts or similar Documents).

“Proceeds” shall mean all proceeds (as that term is defined in the UCC) and any and all amounts or items of property received when any Collateral or proceeds thereof are sold, exchanged, collected or otherwise disposed of, both cash and non-cash, including proceeds of insurance, indemnity, warranty or guarantee paid or payable on or in connection with any Collateral.

“Receivables” shall mean all Accounts, Chattel Paper, payment intangibles and Contract Rights and all Instruments representing rights to receive payments.

“Stock Rights” shall mean any stock or security, any dividend or other distribution and any other right or property that the Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any and all shares of stock and other Instruments and uncertificated securities, any right to receive or acquire any Instrument or uncertificated security and any right to receive earnings, in which the Borrower now has or hereafter acquires any right.

“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

Notwithstanding the foregoing, the term “Collateral” shall not include the Royalty Agreement with Bausch and Lomb, dated October 26, 2001 (together with any replacement agreement given in renewal, modification or substitution thereof, the “Royalty Agreement”), nor any royalty payments due and/or received by the Company under the Royalty Agreement.

2. Security Interest. The Borrower hereby: (a) gives the Bank a continuing and unconditional security interest (the “Security Interest”) in the Collateral; and (b) assigns all of its right, title and interest in and to the Collateral to the Bank.

3. Obligations Secured. The Security Interest secures payment when due of all Secured Obligations (as defined herein) to the Bank. As used in this Agreement, the term “Secured Obligations” means: (a) all principal, interest, costs, expenses and other amounts now or hereafter due under the Note (including, without limitation, all principal amounts advanced thereunder before, on or after the date hereof); and (b) all other amounts now or hereafter payable by the Borrower under any of the Loan Documents (as such term is defined in the Loan Agreement).

4. Warranties of Borrower. The Borrower warrants and so long as this Agreement continues in force shall be deemed continuously to warrant that:

(a) The Borrower is the owner of the Collateral free of all security interests or other encumbrances, except for the Security Interest and except for Permitted Liens (as defined in the Loan Agreement). The Intellectual Property is valid and enforceable and, to the Borrower’s knowledge, does not infringe, misappropriate or misuse the rights of third parties.

(b) The Borrower is authorized to enter into the Security Agreement.

(c) The Collateral is used or bought for use primarily in business or professional operations.

(d) The Collateral is or will be located at the Borrower’s address set forth above.

(e) The chief executive office of the Borrower is at the address set forth above.

(f) The exact legal name of the Borrower is set forth in the introductory paragraph hereof, and the jurisdiction of organization or incorporation of the Borrower is set forth in the introductory paragraph hereof.

5. Covenants of Borrower. So long as this Agreement has not been terminated as provided hereafter, the Borrower: (a) will defend the Collateral against the claims of all other persons; (b) will keep the Collateral free from all security interests or other encumbrances, except for the Security Interest and except for Permitted Liens (as defined in the Loan Agreement); (c) will not assign, deliver, sell, transfer, lease or otherwise dispose of any of the Collateral or any interest therein without the prior written consent of the Bank, except that prior to an Event of Default, the Borrower may sell or lease Inventory in the ordinary course of the Borrower’s business and dispose of worn out or obsolete Equipment in the ordinary course of the Borrower’s business; (d) will keep in accordance with generally accepted accounting principles consistently applied, accurate and complete records concerning the Collateral and upon the Bank’s request will mark any of such records and all or any other Collateral to give notice of the Security Interest and will permit the Bank or its agents to inspect the Collateral and to audit and make abstracts of such records or any of the Borrower’s books, ledgers, reports, correspondence and other records; (e) upon demand, will deliver to the Bank any Documents and any Chattel Paper representing or relating to the Collateral or any part thereof, schedules, invoices, shipping or delivery receipts, purchase orders, contracts or other documents representing or relating to purchases or other acquisitions or sales or leases or other dispositions of the Collateral and Proceeds thereof and any and all other schedules, documents and statements that the Bank may from time to time request; (f) will keep the Collateral at the Borrower’s address set forth above until the Bank is notified in writing of any change in its location, and will not change the location of the Borrower’s chief executive office without the written consent of the Bank; (g) will notify the Bank promptly in writing of any change in the Borrower’s address, name or identity from that specified above or of any change in the location of the Collateral; (h) will not change its legal name or reincorporate or reorganize itself under the laws of any other jurisdiction; (i) will permit the Bank or its agents to inspect the Collateral; (j) will keep the Collateral in good condition and repair and will not use the Collateral in violation of any provisions of this Agreement, any applicable statute, regulation or ordinance or any policy of insurance insuring the Collateral; (k) will execute and deliver to the Bank such financing statements, landlord waivers and other documents requested by the Bank, and take such other action and provide such further assurances as the Bank may deem advisable to evidence, perfect or enforce the Security Interest created by this Agreement; (l) will pay all taxes, assessments and other charges of every nature that may be levied or assessed against the Collateral (unless the same are being contested in good faith); (m) will insure the Collateral against risks by obtaining policies (none of which shall be cancellable without at least 30 days prior written notice to the Bank) in coverage, form and amount and with companies reasonably satisfactory to the Bank, containing a loss payee provision in favor of the Bank, and at the Bank’s request will deliver each policy or certificate of insurance therefor to the Bank; and (n) will prevent any part of the Collateral from becoming an accession to other goods not covered by this Agreement.

6. Verification. The Bank may verify any Collateral in any manner and through any medium that the Bank may deem appropriate, and the Borrower shall furnish such assistance as the Bank may require in connection therewith.

7. Default.

(a) Each of the following shall constitute an “Event of Default” hereunder: (i) the occurrence of any Event of Default under the Loan Agreement; (ii) failure by the Borrower to perform any material obligations under this Agreement, the Note or any other agreement between the Borrower and the Bank or by the Borrower in favor of the Bank, time being of the essence; (iii) the commencement of any bankruptcy or insolvency proceedings by or against the Borrower; (iv) material falsity in any certificate, statement, representation, warranty or audit at any time furnished by or on behalf of the Borrower or any endorser or guarantor or any other party liable for payment of all or part of the Secured Obligations, pursuant to or in connection with this Agreement or otherwise to the Bank, including warranties in this Agreement and including any omission to disclose any substantial contingent or liquidated liabilities or any material adverse change in facts disclosed by any certificate, statement, representation, warranty or audit furnished to the Bank; or (v) any attachment or levy against the Collateral or any other occurrence that inhibits the Bank’s free access to the Collateral.

(b) Upon the occurrence of an Event of Default, the Bank may exercise such remedies and rights as are available hereunder, under the Loan Agreement or otherwise. This paragraph is not intended to affect or impair any rights of the Bank with respect to any Secured Obligations that may now or hereafter be payable on demand.

(c) Upon the occurrence of any Event of Default, the Bank’s rights with respect to the Collateral shall be those of a secured party under the UCC and any other applicable law in effect from time to time. The Bank shall also have any additional rights granted herein and in any other agreement now or hereafter in effect between the Borrower and the Bank. If requested by the Bank after the occurrence of an Event of Default, the Borrower will assemble the Collateral and make it available to the Bank at a place to be designated by the Bank.

(d) Upon the occurrence of any Event of Default, the Bank shall be entitled to exercise any and all rights with respect to the Collateral and to sell all or any part of the Collateral at public or private sale in accordance with the UCC, without advertisement, in such manner and order as the Bank may elect subject to complying with the UCC. The Bank may purchase the Collateral for its own account at any such sale. The Bank shall give the Borrower such notice of any public or private sale as may be required by the UCC, provided that to the extent notice of any such sale is required by the UCC, the Borrower agrees that at least ten days notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and provided further that, if the Bank fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. The Borrower acknowledges that Collateral may be sold at a loss to the Borrower, and that, in such event, the Bank shall have no liability or responsibility to the Borrower for such loss. The Borrower further acknowledges that a private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall, to the extent permitted by applicable law, be deemed not to be “commercially reasonable” solely as a result of such prices and other sale terms. Upon any such sale, the Bank shall have the right to deliver, assign and transfer to the buyer thereof the Collateral so sold. Each buyer at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Borrower that may be waived or any other right or claim of the Borrower, and the Borrower, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that the Borrower has or may have under any law now existing or hereafter adopted. Without limiting any other rights and remedies available to the Bank, the Borrower expressly acknowledges and agrees that with respect to Collateral consisting of notes, bonds or other securities which are not sold on a recognized market, the Bank shall be deemed to have conducted a commercially reasonable sale of such Collateral if (a) such sale is conducted by any nationally recognized broker-dealer (including any affiliate of the Bank), investment banker or any other method common in the securities industry, and (b) if the purchaser is the Bank or any affiliate of the Bank, the sale price received by the Bank or any such affiliate in connection with such sale is reasonably supported by quotations received from one or more other nationally recognized broker-dealers, investment bankers or other financial institutions.

(e) The Borrower shall pay all costs and expenses incurred by the Bank in enforcing this Agreement, realizing upon any Collateral and collecting any Secured Obligations (including attorneys’ fees) whether suit is brought or not and whether incurred in connection with collection, trial, arbitration, appeal or otherwise and, to the extent of the Borrower’s liability for repayment of any of the Secured Obligations, shall be liable for any deficiencies in the event the Proceeds of disposition of the Collateral do not satisfy the Secured Obligations in full. Nothing contained herein shall be deemed to require the Bank to proceed against the Collateral or any part thereof before or as a condition to the pursuit of any of its other rights and remedies with respect to the Secured Obligations.

8. Miscellaneous.

(a) The Borrower authorizes the Bank to file financing statements and continuation statements and amendments thereto with respect to the Collateral without authentication by the Borrower to the extent permitted by law and the Borrower consents to and ratifies any filings made by the Bank prior to the date hereof. The Borrower authorizes the Bank to use a generic description of the Collateral (such as “all assets” or “all personal property”) in any financing statements. The Borrower agrees not to file any financing statement, amendment or termination statement with respect to the Collateral prior to the payment and satisfaction in full of all Secured Obligations. The Borrower irrevocably appoints the Bank as the Borrower’s attorney-in-fact to execute any such financing statements in the Borrower’s name (if the Bank determines that any such execution is required) and to perform all other acts that the Bank deems appropriate to perfect and to continue perfection of the Security Interest.

(b) The Borrower hereby irrevocably consents to any act by the Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral after any Event of Default in any commercially reasonable manner. The Borrower hereby waives its right to assert against the Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

(c) The Borrower authorizes the Bank to collect and apply against the Secured Obligations any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and appoints the Bank as the Borrower’s attorney-in-fact to endorse any check or draft representing such proceeds or refund.

(d) Upon the Borrower’s failure to perform any of its duties hereunder, the Bank may, but it shall not be obligated to, perform any of the duties and the Borrower shall forthwith upon demand reimburse the Bank for any expenses incurred by the Bank in so doing.

(e) No delay or omission by the Bank in exercising any right hereunder or with respect to any Secured Obligations shall operate as a waiver of that or any other right, and no single or partial exercise of any right shall preclude the Bank from any other or further exercise of the right or the exercise of any other right or remedy. The Bank may cure any Event of Default by the Borrower in any reasonable manner without waiving the Event of Default so cured and without waiving any other prior or subsequent Event of Default by the Borrower. All rights and remedies of the Bank under this Agreement and under the UCC shall be deemed cumulative.

(f) The Bank shall exercise reasonable care in the custody and preservation of the Collateral to the extent required by law and it shall be deemed to have exercised reasonable care if it takes such action for that purpose as the Borrower shall reasonably request in writing. However, no omission to do any act not requested by the Borrower shall be deemed a failure to exercise reasonable care and no omission to comply with any requests by the Borrower shall of itself be deemed a failure to exercise reasonable care. The Bank shall have no obligation to take and the Borrower shall have the sole responsibility for taking any steps to preserve rights against all prior parties to any Instrument or Chattel Paper in the Bank’s possession as Collateral or as Proceeds of the Collateral. The Borrower waives notice of dishonor and protest of any Instrument constituting Collateral at any time held by the Bank on which the Borrower is in any way liable and waives notice of any other action taken by the Bank.

(g) The Borrower shall, upon request of the Bank, direct each of its Account Debtors (as defined herein) to remit payment of all Accounts to such lockbox, post office box or other address as the Bank may designate from time to time. From and after the occurrence of any Event of Default, the Bank may notify each Account Debtor of the Security Interest and may also direct such Account Debtor to make all payments on the Collateral to the Bank. All payments on and other Proceeds from the Collateral received by the Bank directly or from the Borrower shall be applied to the Secured Obligations in such order and manner and at such time as the Bank shall in its sole discretion determine. Unless the Bank notifies the Borrower in writing that it dispenses with one or more of the following requirements, any payments on or other Proceeds of the Collateral received by the Borrower before or after notification to any Account Debtor shall be held by the Borrower in trust for the Bank in the same medium in which received, shall not be commingled with any assets of the Borrower and shall be turned over to the Bank not later than the next business day following the day of their receipt. From and after the occurrence of an Event of Default, the Borrower shall also promptly notify the Bank of the return to or repossession by the Borrower of goods underlying any Collateral. For purposes hereof, an “Account Debtor” shall mean any person or entity who is obligated to pay the Borrower any amounts under any Receivables, Accounts, notes, Instruments, Chattel Paper or General Intangibles or other Collateral.

(h) The Borrower authorizes the Bank without affecting the Borrower’s obligations hereunder from time to time: (i) to take from any party and hold collateral (other than the Collateral) for the payment of the Secured Obligations or any part thereof, and to exchange, enforce or release such collateral or any part thereof; (ii) to accept and hold the endorsement or guaranty of payment of the Secured Obligations or any part thereof and to release or substitute any such endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Secured Obligations or any part thereof or any party in any way obligated to pay the Secured Obligations or any part thereof; and (iii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and any other collateral and the enforcement of any endorsements or guaranties relating to the Secured Obligations or any part thereof as the Bank in its sole discretion may determine.

(i) The Bank may demand, collect and sue for all Proceeds (either in the Borrower’s name or the Bank’s name at the Bank’s option), with the right to enforce, compromise, settle or discharge any Proceeds. The Borrower irrevocably appoints the Bank as the Borrower’s attorney-in-fact to endorse the Borrower’s name on all checks, commercial paper and other Instruments pertaining to the Proceeds before or after the occurrence of an Event of Default.

(j) The rights and benefits of the Bank under this Agreement shall, if the Bank agrees, inure to any party acquiring an interest in the Secured Obligations or any part thereof.

(k) The terms “Bank” and “Borrower” as used in this Agreement include the heirs, personal representatives and successors or assigns of those parties.

(l) This Agreement may not be modified or amended nor shall any provision of it be waived except in writing signed by the Borrower and by an authorized officer of the Bank.

(m) This Agreement shall be governed and construed by Florida law and any other applicable laws in effect from time to time.

(n) This Agreement is a continuing agreement that shall remain in force until the last to occur of: (i) the payment in full of all Secured Obligations if such payment of the Secured Obligations has become final and is not subject to being refunded as a preference or fraudulent transfer under the Bankruptcy Code or other applicable law; (ii) the termination of all agreements or obligations (whether or not conditional) of the Bank to extend credit to, or pay or accept drafts on behalf of, the Borrower; (iii) the termination of all letters of credit issued by the Bank for the account of the Borrower; and (iv) the termination of the Loan Agreement.

9. Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision”. This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10. NOTICE OF FINAL AGREEMENT. THIS WRITTEN SECURITY AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11. Waiver. IF AN EVENT OF DEFAULT SHOULD OCCUR, THE BORROWER WAIVES ANY RIGHT THE BORROWER MAY HAVE TO NOTICE AND A HEARING BEFORE THE BANK TAKES POSSESSION OF THE COLLATERAL BY SELF-HELP, REPLEVIN, ATTACHMENT, SETOFF OR OTHERWISE.

EXECUTED and delivered as of the day and year first above written.

UNILENS CORP. USA

By:	/s/ Michael Pecora
Michael Pecora
President/CEO
(SEAL)

BANK OF AMERICA, N.A.

By:	/s/ Amy Perdek
Print Name:	Amy Perdek
Title:	Vice President

PROMISSORY NOTE

$1,500,000.00	Date: August 26, 2008

1. FOR VALUE RECEIVED the undersigned (“Borrower”) unconditionally promises to pay to the order of BANK OF AMERICA, N.A. (“Bank”) without setoff at 9000 Southside Boulevard, Building 100, Jacksonville, Florida 32256, the total unpaid principal amount advanced by Bank from time to time to or for the benefit of or at the request of Borrower together with interest thereon according to the terms set forth herein and in that certain Loan Agreement of even date herewith (together with all amendments, modifications and extensions thereof, collectively the “Loan Agreement”). This Note is subject to the terms and conditions of the Loan Agreement provided, however, the Loan Agreement is expressly NOT incorporated herein pursuant to Section 201.08(6), Florida Statutes and Rules 12B-4.052(6)(b) and (12)(h), Florida Administrative Code. Capitalized terms used but not defined in this Note shall have the meaning given to them in the Loan Agreement.

2. Upon default under this Note or the Loan Agreement, Bank shall have the right to pursue all rights and remedies available to the Bank at law or in equity including, but not limited to, those set forth in this Note and the Loan Agreement.

3. Borrower agrees to promptly pay, indemnify and hold harmless Bank from all state and federal taxes of any kind and other liabilities (other than liabilities arising from the Bank’s gross negligence or willful misconduct and/or violation of applicable laws) with respect to or resulting from the execution or delivery of this Note or advances made pursuant to this Note and/or the Loan Agreement.

4. This Note shall be construed under the laws of the State of Florida and the laws of the United States as the same may be applicable.

5. Interest shall accrue on the outstanding principal balance of this Note as follows:

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 1.5 percentage points (1.5%) per annum.

(b)	The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

6. Repayment Terms.

(a)	The Borrower shall pay all accrued interest hereunder on the first day of each calendar month, commencing on October 1, 2008, and continuing on the first day of each calendar month thereafter, through October 1, 2009.

(b)	The Borrower shall pay all outstanding principal hereunder, together with all then accrued and unpaid interest, on November 1, 2009.

(c)	The Borrower shall be entitled to prepay this Note in whole or in part at any time without prepayment penalty or premium. Any prepayment shall be accompanied by an amount equal to the interest accrued thereon to the date of receipt of such prepayment in collected funds. Partial prepayments shall be applied to the most remote payment of principal due under this Note. The Borrower will give the Bank irrevocable written notice of the Borrower’s intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least five (5) banking days in advance of the prepayment.

(d)	All interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.

(e)	Upon the occurrence of any default, event of default or after maturity or after judgment has been rendered on any obligation under this Note, all amounts outstanding under this Note, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the then applicable rate of interest provided under this Note. This will not constitute a waiver of any default.

(f)	To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late hereunder. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(g)	The total liability of the Borrower and any endorsers or guarantors hereof for payment of interest hereunder shall not exceed any limitations imposed on the payment of interest by applicable usury laws. If any interest is received or charged by any holder hereof in excess of that amount, the Borrower shall be entitled to an immediate refund of the excess.

8. Notwithstanding any other provision contained in this Note, Bank does not intend to charge and Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Bank. It is the express intent hereof that Borrower not pay and Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.

Executed, under seal, as of the day and year first written above.

UNILENS CORP. USA

BY:	/s/ Michael Pecora
Michael Pecora
President/CEO

(SEAL)